Exhibit 99.1

FOR IMMEDIATE RELEASE

                  SPECTRUM CONTROL REPORTS THIRD QUARTER PROFIT
                  ---------------------------------------------

                        Sales Increase 28% and Net Income
                           Rises 19% from a Year Ago;
                      Operating Margins Continue to Improve


     Fairview, Pa, September 20, 2006 ----- Spectrum Control, Inc. (NASDAQ:
SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the third quarter ended August 31, 2006.

     For the third quarter of fiscal 2006, the Company reported net income of $1,852,000 or 14 cents per share on sales of $33,232,000, compared to net income of $1,558,000 or 12 cents per share on sales of $25,901,000 for the same period last year. For the first nine months of fiscal 2006, the Company had net income of $3,871,000 or 30 cents per share (29 cents diluted) on sales of $90,676,000. For the comparable period of 2005, the Company had net income of $3,487,000 or 27 cents per share on sales of $72,925,000.

     Dick Southworth, the Company's President and Chief Executive Officer, commented, "We are very pleased with our strong third quarter performance. During the current quarter, our sales increased by $7.3 million or 28% from the same period last year. Of this 28% increase, 16% arose from internal or organic growth and 12% reflects the impact of our recent acquisitions. Sales of our microwave products continue to be particularly strong with sales up $2.8 million from a year ago, as shipments of these components and systems for military/aerospace applications have sustained a solid growth rate. Sales of our signal and power integrity products increased by $1.4 million from the comparable quarter of last year, as overall market conditions throughout the passive electronic components industry have rebounded. Despite continuing to bear high material costs from purchasing ceramic components from third party suppliers, our operating margins continue to improve. For the current quarter, income from operations was 9.2% of sales, our second consecutive quarter of sequential improvement in fiscal 2006. Our third quarter net income was up 19% compared to the same period last year and at its highest level in nearly six years. With our new ceramic manufacturing facility in State College, Pennsylvania coming online substantially as planned, we believe our Company is well-positioned for continued growth and enhanced profitability."

     THIRD QUARTER HIGHLIGHTS

          o    Customer Orders and Backlog

               Total customer orders received in the third quarter of fiscal 2006 amounted to $27.7 million, up $2.7 million or 11% from the same period a year ago. At August 31, 2006, our sales order backlog was $49.4 million, an increase of $2.2 million from the end of last fiscal year.

          o    Acquisition

               On July 14, 2006, we acquired all of the outstanding common stock of Advanced Thermal Products, Inc. (ATP). ATP, based in St. Marys, Pennsylvania, designs and manufactures a broad line of custom temperature sensors. The aggregate cash purchase price for ATP was $9.5 million, which was primarily funded by borrowings under our domestic line of credit. During the current period, ATP was successfully integrated into our Sensors and Controls Business with ATP product sales of $1.2 million generated and included in our third quarter consolidated sales.

          o    Operating Expenses

               Selling, general and administrative expenses were reduced to 13.3% of sales in the current quarter, down sequentially from 15.6% of sales in the second quarter of fiscal 2006, and 18.5% of sales in the third quarter last year. The reduction in these operating expenses, as a percentage of sales, primarily reflects decreases in various discretionary expenditures and the impact of leveraging certain fixed costs over greater sales volume.

          o    State College Ceramic Operation

               As planned, during the current quarter, initial production commenced at our new ceramic manufacturing facility in State College, Pennsylvania. For most of our ceramic product lines, we currently expect full production to be achieved by the end of the fourth quarter of fiscal 2006, with all ceramic product lines at full production by the end of the first quarter of fiscal 2007. When full production is achieved, and we're able to once again manufacture internally all of our ceramic component requirements, we expect our material costs to decrease significantly and our gross margins to return to historical levels. In the third quarter of fiscal 2006, primarily as a result of higher material costs from purchasing ceramic components from third party suppliers, our gross margin was 22.5% of sales compared to 28.3% for the same quarter last year.

BUSINESS SEGMENT DISCUSSION

     Our operations are currently conducted in four reportable segments: signal and power integrity components; microwave components and systems; power management systems; and sensors and controls.

     Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference (EMI) filters, filter plates, filtered connectors, power entry modules, power line filters, and our motor line feed thru (MLFT) filters. Orders for these products were $13.6 million in the current quarter, up 11% from a year ago. For the first nine months of fiscal 2006, customer orders for these products exceeded $46.0 million, an increase of $9.1 million or 25% from the same period last year. Customer demand for our EMI filter products has grown markedly over the last 12 months, reflecting improved market conditions throughout the passive electronic components industry. Sales of signal and power integrity components were $15.6 million in the third quarter of fiscal 2006, compared to $14.2 million in the same period last year. When our new State College ceramic manufacturing facility reaches full production, and it's no longer necessary to purchase ceramic components from third party vendors, we expect this business segment's operating margins and overall profitability to measurably improve.

     Our Microwave Components and Systems Business designs and manufactures microwave filters, waveguides, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. Customer orders for microwave components and systems were $9.6 million for the three months ended August 31, 2006 and $31.6 million for the nine month period then ended. Customer orders for the comparable period of fiscal 2005 were $11.2 million and $31.1 million, respectively. With a significant portion of our microwave business being military-related, the receipt of specific orders under large ongoing programs may vary from quarter to quarter. Overall shipments for this business segment remain very strong, with sales of $12.7 million in the current quarter, up $2.8 million or 28% from the same quarter last year. Sales for this business segment were $36.7 million for the nine months ended August 31, 2006, an increase of $9.0 million or 32% from the comparable period of fiscal 2005.

     Our Power Management Systems Business designs and manufactures breaker and fuse interface panels, custom power outlet strips, and our Smart Start power management systems. Customer orders for these systems amounted to $1.1 million in the current quarter, versus $1.5 million in the comparable quarter last year, as certain telecom customers work through temporary excess inventories. Sales of our power management systems remained relatively stable at $1.7 million in the current period as well as the comparable period of fiscal 2005. On a long-term basis, we continue to be optimistic about the growth potential of these advanced systems which are used in various infrastructure equipment including wireless base stations, optical networks, IT hubs, data centers, and certain military applications

     Our newly created Sensors and Controls Business currently designs and manufactures rotary and linear precision potentiometers, temperature sensing probes, thermistors, resistance temperature detector sensors, and related assemblies. In the current quarter, customer orders for these products were $3.3 million and sales were $3.1 million, reflecting the successful integration of our recent acquisitions of ATP in July 2006 and JDK Controls, Inc. in October 2005. On a year-to-date basis, customer orders for these sensor and control products have amounted to $8.4 million, with aggregate sales of $6.9 million.

CURRENT BUSINESS OUTLOOK

     Mr. Southworth continued, "Based on our current customer order rates and sales order backlog, we expect our fourth quarter revenues to approximate $34 million, which would be an increase of nearly 34% from the fourth quarter of a year ago. During the fourth quarter, we anticipate that the improvement in operating margins from the substantial restoration of internal ceramic manufacturing will be partially offset by final purchases and consumption of certain third party supplied ceramics. Despite some continued high material costs during this transition period, we expect our fourth quarter earnings to be in the range of 17 to 19 cents per share. With the complete reestablishment of our own ceramic manufacturing capabilities expected by the end of the first quarter of fiscal 2007 and our solid foundation of complementary businesses, we believe we are strategically positioned for continued dynamic revenue growth and greater profitability."

FORWARD-LOOKING INFORMATION

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

     Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

SIMULTANEOUS WEBCAST AND TELECONFERENCE REPLAY

     Spectrum Control, Inc. will host a teleconference to discuss its third quarter results on Wednesday, September 20, 2006, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through September 21, 2006 at 877-660-6853, access account 286, conference 214607 or for 30 days over the Internet at the Company's website.

ABOUT SPECTRUM CONTROL

     Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military/aerospace and telecommunications equipment, with applications in secure communications, smart weapons and munitions, missile defense systems, avionic upgrades, wireless base stations, broadband switching equipment, and global positioning systems. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

     For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.


     CORPORATE HEADQUARTERS               INVESTOR RELATIONS
     ----------------------               ------------------
     8031 Avonia Road                     John P. Freeman, Senior Vice President
     Fairview, PA  16415                  and Chief Financial Officer
     Phone: 814/474-2207                  Spectrum Control, Inc.
     Fax:   814/474-2208                  Phone:  814/474-4310

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollar Amounts in Thousands)

                                                        August 31,    November 30,
                                                           2006           2005
                                                       ------------   ------------
ASSETS
Current assets
   Cash and cash equivalents                           $      1,584   $      8,386
   Accounts receivable, net
      Trade                                                  25,011         16,188
      Insurance recovery                                      1,500          5,000
   Inventories                                               20,823         17,832
   Deferred income taxes                                      1,621          1,621
   Prepaid expenses and other current assets                  2,273            672
                                                       ------------   ------------
        Total current assets                                 52,812         49,699
Property, plant and equipment, net                           24,336         15,484
Noncurrent assets
   Goodwill                                                  33,656         28,361
   Other                                                      8,213          4,458
                                                       ------------   ------------
        Total assets                                   $    119,017   $     98,002
                                                       ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Short-term debt                                     $     13,000   $          -
   Accounts payable                                           6,512          6,760
   Income taxes payable                                         265            266
   Accrued liabilities                                        3,960          2,913
   Current portion of long-term debt                            290            290
                                                       ------------   ------------
        Total current liabilities                            24,027         10,229
Long-term debt                                                1,147          1,426
Other liabilities                                             1,748              -
Deferred income taxes                                         5,970          4,986
Stockholders' equity                                         86,125         81,361
                                                       ------------   ------------
        Total liabilities and stockholders' equity     $    119,017   $     98,002
                                                       ============   ============

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)


                                                   Three Months Ended             Nine Months Ended
                                                       August 31,                     August 31,
                                                -------------------------     -------------------------
                                                   2006           2005           2006           2005
                                                ----------     ----------     ----------     ----------
                                                     (Amounts in Thousands Except Per Share Data)
Net sales                                       $   33,232     $   25,901     $   90,676     $   72,925
Cost of products sold                               25,749         18,583         70,163         54,142
                                                ----------     ----------     ----------     ----------
Gross margin                                         7,483          7,318         20,513         18,783
Selling, general and
 administrative expense                              4,420          4,781         14,273         13,180
                                                ----------     ----------     ----------     ----------
Income from operations                               3,063          2,537          6,240          5,603
Other income (expense)
  Interest expense                                    (166)           (38)          (305)          (114)
  Other income and expense, net                         30             38            210            220
                                                ----------     ----------     ----------     ----------
                                                      (136)            --            (95)           106
                                                ----------     ----------     ----------     ----------
Income before provision
 for income taxes                                    2,927          2,537          6,145          5,709
Provision for income taxes                           1,075            979          2,274          2,222
                                                ----------     ----------     ----------     ----------
Net income                                      $    1,852     $    1,558     $    3,871     $    3,487
                                                ==========     ==========     ==========     ==========
Earnings per common share :
  Basic                                         $     0.14     $     0.12     $     0.30     $     0.27
                                                ==========     ==========     ==========     ==========
  Diluted                                       $     0.14     $     0.12     $     0.29     $     0.27
                                                ==========     ==========     ==========     ==========
Average number of common
 shares outstanding :
  Basic                                             13,159         13,062         13,105         13,052
                                                ==========     ==========     ==========     ==========
  Diluted                                           13,513         13,159         13,349         13,158
                                                ==========     ==========     ==========     ==========

SPECTRUM CONTROL, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

                                                    Three Months Ended             Nine Months Ended
                                                        August 31,                    August 31,
                                                -------------------------     -------------------------
                                                   2006           2005           2006           2005
                                                ----------     ----------     ----------     ----------
Selected Financial Data,
 as a Percentage of Net Sales:
  Net sales                                          100.0%         100.0%         100.0%         100.0%
  Cost of products sold                               77.5           71.7           77.4           74.2
                                                ----------     ----------     ----------     ----------
  Gross margin                                        22.5           28.3           22.6           25.8
  Selling, general and
   administrative expense                             13.3           18.5           15.7           18.1
                                                ----------     ----------     ----------     ----------
  Income from operations                               9.2            9.8            6.9            7.7
  Other income (expense)
    Interest expense                                  (0.5)          (0.1)          (0.3)          (0.2)
    Other income and expense, net                      0.1            0.1            0.2            0.3
                                                ----------     ----------     ----------     ----------
  Income before provision for
   income taxes                                        8.8            9.8            6.8            7.8
  Provision for income taxes                           3.2            3.8            2.5            3.0
                                                ----------     ----------     ----------     ----------
  Net income                                           5.6            6.0            4.3            4.8%
                                                ==========     ==========     ==========     ==========

Selected Operating Segment Data :
(Dollar Amounts in Thousands)

  Signal and power integrity components:
    Customer orders received                    $   13,636     $   12,273     $   46,042     $   36,948
    Net sales                                       15,632         14,225         42,003         40,055
  Microwave components and systems :
    Customer orders received                         9,631         11,217         31,582         31,137
    Net sales                                       12,732          9,974         36,650         27,676
  Power management systems :
    Customer orders received                         1,149          1,510          4,596          5,812
    Net sales                                        1,743          1,702          5,136          5,194
  Sensors and controls :
    Customer orders received                         3,257              -          8,398              -
    Net sales                                        3,125              -          6,887              -